EXHIBIT 99.1

For Immediate Release:

Contact:	Stephen Kuchen 732-739-2900, x603 skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES PROMOTES FRED DUFFNER,
CURRENT SENIOR VICE PRESIDENT OF SALES, TO PRESIDENT

MATAWAN, NJ, January 28, 2010 - - PacificHealth Laboratories, Inc. (OTCBB: PHLI), a nutrition technology company, today announced that Fred Duffner has been promoted to President reporting directly to the Board of Directors as well as appointed to the Board following the mutual separation from the Company of former CEO and President Jason Ash. Mr. Ash also resigned from the Board of Directors but will remain as an Executive Advisor for a transitional period.

Before joining PacificHealth in August 2008 as Senior Vice President of Sales, Mr. Duffner directed his own sales and marketing company, Duffner & Associates, servicing several clients including NutriSystem Inc. Prior to founding Duffner & Associates in 2004, Mr. Duffner was Senior Vice President of Customer Management at Atkins Nutritionals for 4 years, responsible for the expansion into the food, drug, and mass channels and growing their sales volume 10 times to over $500 million. Prior to Atkins, Mr. Duffner was responsible for total sales of the Revlon Beauty Business where he had spent 13 years.

Fred Duffner, the new President of PacificHealth Laboratories said, “I would like to thank Jason for his leadership over the past two years which has returned PacificHealth back to a leadership position in sports nutrition. Our team delivered its highest annual revenue in 2009 while recording double digit growth.  I look forward to working with the management team and the Board of Directors in continuing the momentum we have built over the past two years and in achieving profitability.”

About the Company:

PacificHealth Laboratories, Inc. (PHLI.OB), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principle areas of focus include weight loss, management of Type 2 diabetes and sports performance. To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements".  These statements can be identified by introductory words such as "expects", "plans", "will", "estimates", "forecasts", "projects" or words of similar meaning and by the fact they do not relate strictly to historical or current facts.  Forward-looking statements frequently are used in discussing new products and their potential.  Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such general economic conditions, consumer product acceptance and competitive products, and others of which are not.  No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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